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                                                  SCHEDULE 10.13
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                                EKCO GROUP, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN





                                   Effective
                                  July 1, 1992





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            EKCO GROUP, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


1      DEFINITIONS

       1.1  Accrued Benefit, at any point in time, means the sum of:

            (a) the Formula A retirement benefit in Section 3.1 based on Credited Service at the time, plus

            (b) the Formula B retirement benefit in Section 3.1, prorated by a fraction, the numerator of which is the Participant's Credited Service at the time and the denominator of which is the lesser of twenty (20) or the total Credited Service the Participant would have had if employed until Normal Retirement Date.

An Accrued Benefit is calculated as if it were a monthly annuity payable for the Participant's lifetime, with the first payment commencing on the first day of the month following Normal Retirement Date and ceasing in the month of the participant's death. An Accrued Benefit which becomes first payable under the Plan's terms at any other date (such as Early Retirement Date) or in any other form (such as a lump sum) will be the Actuarial Equivalent of the Accrued Benefit.

In the event of preretirement death, retirement due to Disability, or termination in circumstances providing for salary continuation under any employment contract between the Participant and the Employer, or termination of employment for any reason within three (3) years after a Change in Control, an Accrued Benefit will be calculated with reference to the Plan's special definitions of Average Compensation and Credited Service in Sections 1.6 and 1.11.

       1.2 Actuarial Equivalent of any benefit earned under the Plan shall be determined by the Actuary. Whenever benefits are calculated to commence on a date other than the first day of the month following Normal Retirement Date or in a form other than a monthly annuity for life, the Actuary shall use the following factors to determine the Actuarial Equivalent:

            (a) Mortality -- life expectancies will be calculated under the 1983 Individual Annuity Mortality Table (Male Lives), with three (3) year set back for males so that male and female lives be computed on a uniform basis).

            (b) Interest -- funds are assumed to grow at the rate of 8% per annum.

     1.3 Actuary shall mean an Actuary appointed by the Administrator under whose supervision valuation reports and benefit calculations are performed for the plan. The Actuary must be enrolled under federal practice.

     1.4 Administrator shall mean the committee charged with administering the Plan and will be the Compensation Committee of Ekco. In the event of a Change in Control, those persons who were serving as members of the Compensation Committee prior to the Change In Control will continue to serve as the administrative committee for this plan, if willing, and successors will be appointed by that person who was serving as Chief Executive Officer of Ekco immediately prior to the Change in Control and, if he is unable or unwilling to make such successor appointments, by that person who was serving as General Counsel of Ekco immediately prior to the Change in Control.

     1.5 Affiliated Employer shall mean any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) with



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Ekco or which is otherwise designated as an Affiliated Employer by the
Administrator.

     1.6 Average Compensation of a Participant means the average of his Compensation over any three (3) consecutive years, or over the period of his service, if less, which produce the highest average. In the event of a Participant's death or Disability prior to retirement, termination in circumstances providing for salary continuation under any employment contract between the Participant and the Employer, or in the event the Participant terminates employment for any reason within three (3) years following a Change In Control, the calculation of the three (3) highest consecutive years of Average Compensation will include any future period for which the Executive receives base salary related payments under an employment contract with the Employer, if the inclusion of that period will produce a higher calculation.

     1.7 Average Compensation Differential for a Participant means the amount determined by assuming that the Participant's 1991 Compensation increased at the rate of six (6%) percent per year and subtracting that hypothetical amount from Average Compensation at the time of any calculation of benefits hereunder. The Average Compensation Differential shall never be less than zero.

     1.8 Change In Control shall mean the occurrence of any of the following events:

          (a) when any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner, directly or indirectly, of securities of Ekco representing thirty percent (30%) or more of the combined voting power of Ekco's then outstanding securities, or

          (b) when within any consecutive twelve (12) month period, individuals who at the beginning of such period were directors of Ekco cease, for any reason, to constitute at least a majority of the Board of Directors of Ekco; or

          (c) when a merger of, or consolidation involving, Ekco in which Ekco's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of Ekco in which Ekco (whether or not in connection with a sale of all or substantially all of the Ekco's assets) shall be adopted and consummated, excluding in each case a transaction solely for the purpose of reincorporating Ekco in a different jurisdiction or recapitalizing Ekco's stock; or

          (d) in the case of any Participant whose employment contract with the Employer provides for a definition of Change In Control, the occurrence of any one or more events which would be considered a Change in Control under the employment contract.

     1.9 Code shall mean the Internal Revenue Code of 1986, as amended from time to time. In the event of amendments to the Code, references to specific sections in this Plan shall be deemed to refer to successor sections or provisions, as appropriate.

     1.10 Compensation shall mean the highest base salary, determined on an annualized basis, as in effect for a participant during any calendar year. Bonuses, commissions, and other incentive Compensation are specifically excluded. Compensation for each Participant at the Effective Date is scheduled in the Appendix.

Compensation shall be grossed up by the amount of Compensation reduction elected by the participant under any Code Section 401(k) or Code Section 125


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benefit Plans or under any program or individual arrangement providing for salary deferral.

In no event shall Compensation include any payments to or benefits received under this or any other public or private employee benefit Plan, or amounts paid or reimbursed for moving expenses, or amounts realized from the exercise of any stock option, or when restricted stock or property held by a participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or any other amounts which are fringe benefits, whether or not taxable, such as group term life insurance.

     1.11 Credited Service for an Executive shall be measured in terms of years and completed calendar months with a partial month counted as a full month if it equals or exceeds fifteen (15) days. Credited Service may not exceed twenty (20) years under the Plan. All paid service is credited, including service while on paid leave of absence, including without limitation paid leave for active service or service required of an Employee who is a member of the reserves of the Armed Forces of the United States. Service on unpaid leave of absence will not be credited without the consent of the Administrator.

An Employee shall also be credited with service while employed by Centronics Corporation. An Employee shall be credited with service performed for Woodstream Corporation only on and after February 1, 1989, and with service performed for Ekco Housewares, Inc. only on and after November 1, 1987, and with Frem Corporation only on or after February 1, 1991. Unless provided otherwise by the Administrator, if other companies are named as Affiliated Employers, the initial Credited Service date for Executives employed by them will not be earlier than the first day of the month following the date on which affiliated ownership with Ekco commenced.

In the event of a Participant's death or Disability prior to retirement, termination in circumstances providing for salary continuation under any employment contract between the Participant and the Employer, or in the event the Participant terminates employment for any reason within three (3) years following a Change In Control, his Credited Service will be increased for any future period for which the Executive receives base salary related payments under an employment contract with the Employer if the inclusion of those payments will produce a higher calculation.

     1.12 Designated Compensation means an amount designated for each Participant by the Administrator and scheduled in the Appendix. Designated Compensation is not to exceed the Participant's Compensation at the later of the Effective Date or the date of initial membership.

     1.13 Disability means the long term or permanent inability to perform services at the expected level of performance due to a physical or mental impairment. The Committee will determine, in its sole discretion, if a Participant has incurred a Disability.

     1.14 Early Retirement Date shall mean the date of a Participant's fifty-fifth (55th) birthday.

     1.15 Effective Date of this Plan is July 1, 1992.

     1.16 Ekco means Ekco Group, Inc., a Delaware corporation.

     1.17 Employer shall mean Ekco. Other Affiliated Employers may join this Plan with the consent of Ekco, although only Ekco will have the powers to amend or terminate the entire Plan and to appoint the Administrator.


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     1.18 Executive shall mean any person employed in a decision making or managerial position. Only Executives designated by the Board under Article 2 may participate.

     1.19 Normal Retirement Date shall mean the date of a participant's sixty-fifth (65th) birthday.

     1.20 Participant shall mean any Executive who has been named as a Participant under Article . A Participant will be considered an active Participant during such period as he is accruing benefits under the Plan and will be an inactive Participant during the period from cessation of active participation until all benefits accrued on his behalf have been paid to him or, when relevant, to his surviving spouse.

     1.21 Plan shall mean this Plan document, as it may be amended from time to time.

     1.22 Plan Year shall mean the calendar year.

2    ELIGIBILITY FOR PLAN PARTICIPATION

Executives shall become Participants in the Plan only if, as and when so designated by the Board of Directors of Ekco, in the Board's sole discretion.

3    RETIREMENT AND DEATH BENEFITS

     3.1  Normal retirement benefit.

Each Participant who retires at his or her Normal Retirement Date shall be entitled to a lump sum payment within thirty (30) days of retirement. The lump sum payment will be the Actuarial Equivalent of the following pension benefit: a lifetime monthly pension, commencing on the first day of the month following Normal Retirement Date, equal to the sum of the Formula A and Formula B amounts below.

     (a) FORMULA A MONTHLY RETIREMENT BENEFIT. One twelfth (1/12) of the Participant's Designated Compensation multiplied by his Credited Service multiplied by the Formula A percentage in the Appendix.

     (b)  FORMULA B RETIREMENT BENEFIT. One twelfth (1/12) of the
Participant's Average Compensation Differential (if any) multiplied by the Formula B percentage in the Appendix.

4    Early retirement benefit.

A Participant who retires on or after Early Retirement Date is entitled to a lump sum payment within thirty (30) days of retirement. The lump sum will be the Actuarial Equivalent of such Participant's Accrued Benefit at the time.

     4.1  Late retirement benefit.

A Participant who remains in the employ of the Employer after such Participant's Normal Retirement Date is entitled to a lump sum payment within thirty (30) days of his or her actual retirement. The lump sum payment will be the Actuarial Equivalent of such Participant's Accrued Benefit at the time of actual retirement, taking into account increases in Average Compensation, if any, and any additional Credited Service (subject to the Plan's general limitation that Credited Service under the Plan not exceed twenty (20) years).


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     4.2  Disability retirement.

A Participant who retires because of disability is entitled to a lump sum payment within thirty (30) days of his or her actual retirement. The lump sum payment will be the Actuarial Equivalent of such Participant's Accrued Benefit at the time, taking into account the Plan's special definitions of Average Compensation and Credited Service applicable to Disability payments.

     4.3  Vested retirement benefits.

A Participant who terminates employment and who has not qualified for normal, early, late or Disability retirement benefits described above may still be eligible for a retirement benefit.

The retirement benefit is a lump sum payment of the Actuarial Equivalent of the non-forfeited ("vested") portion of the Participant's Accrued Benefit, based on Average Compensation and Credited Service at the time of retirement. The lump sum Actuarial Equivalent will be paid within thirty (30) days of the later of (a) the Participant's fifty fifth (55th) birthday or (b) the date of his retirement.

The non forfeited portion of a Participant's Accrued Benefit will be determined as follows:

     Credited Service              Vested % of Accrued Benefit
          Less than 5 years                          0%
          5 years                                   50%
          6 years                                   60%
          7 years                                   70%
          8 years                                   80%
          9 years                                   90%
          10 years or more                         100%

     4.4  Optional form of benefit payments and surviving spouse annuity.

In lieu of the lump sum payments provided for retirees under the above Sections 3.1 through 4.3, a Participant eligible for such benefits may elect to receive the monthly lifetime pension on which Accrued Benefits are based.

In lieu of the lifetime pension, a participant may also elect to receive a pension for a term certain or a pension with survivor benefits for a spouse or other named beneficiary. Any such alternate form of pension will be the Actuarial Equivalent of the Participant's Accrued Benefit. Such benefit election shall be in writing and shall be filed in accordance with the such procedures as may be established by the Administrator prior to the date on which monthly payments are to commence.

     4.5  Retirement benefits upon a Change In Control.

Upon the occurrence of a Change in Control, all participants will be 100% vested in their Accrued Benefits, regardless of the vesting schedule in
Section 4.3.

If a Participant terminates employment for any reason within three years after a Change In Control, a lump sum payment will be made within thirty (30) days of the termination date in lieu of all other payments hereunder.

The lump sum payment will be the Actuarial Equivalent of the Participant's Accrued Benefit, taking into account the Plan's special definitions of Average Compensation and Credited Service applicable to Change in Control payments and


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subject to the Plan's general limitation that Credited Service under the Plan not exceed twenty (20) years.

     4.6  Preretirement death benefits.

If a Participant dies while employed (or during such period as he is receiving base salary related payments under an employment contract with the Employer) a death benefit will be paid to his named beneficiary in lieu of all other benefits hereunder. The death benefit will be a lump sum payment which is the Actuarial Equivalent of the amount which would have been paid to the Participant if he had retired on account of Disability on the day prior to his death.

The Participant may designate his or her beneficiary in writing on such form as the Administrator may provide for this purpose. If no beneficiary form is in effect, the beneficiary will be the surviving spouse of the Participant at the date of death, if any. If there is no spouse, the beneficiary will be the estate of the Participant.

5    FUNDING.

The Plan is an unfunded retirement plan and is not secured with assets in a separate trust.

6    AMENDMENT AND TERMINATION.

     6.1  Amendment.

Ekco shall have the right to amend, alter or modify the Plan at any time, or from time to time, in whole or in part. Any such amendment shall become effective under its terms upon adoption by the Board of Ekco.

The Administrator or any successor committee appointed by Ekco may also make amendments to the Plan without approval of the Board.

No amendment shall be made to the Plan which shall:

          (a) Deprive any Participant of any portion of his Accrued Benefit prior to the date of such action; or

          (b) Alter the schedule for vesting in Accrued Benefits with respect to any Participant with three (3) or more years of Credited Service without his or her written consent; or

          (c) Decrease or remove the protections provided in Section 4.5 with respect to a Change in Control.

     6.2   Termination.

Ekco reserves the right to terminate the Plan in whole or in part with respect to all or any specific group of Participants. A termination will serve only to suspend the accrual of future benefits and no Accrued Benefits may be forfeited if the Plan terminates, nor may there be any loss or reduction of the protections provided in Section 4.5 with respect to a Change in Control.

In the event of full or partial termination, employees affected thereby shall be fully vested in their Accrued Benefits, notwithstanding the vesting schedule in Section 4.3.



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Payment of benefits will be in the form and at the time as provided under the
Plan prior to its termination unless the Administrator, in its sole discretion, instructs earlier payment.

7    MISCELLANEOUS.

     7.1  Plan does not affect employment.

The adoption of this Plan does not alter any rights with respect to employment, created by contract or otherwise, between the Employer and any Participant.

     7.2  No offset of other claims against benefits.

Benefits are to be paid hereunder irrespective of other claims which the Employer has against the Participant, it being intended that payments be provided the same protection as if made from a retirement plan qualified under
Section 401 of the Code.

     7.3  Tax withholding.

The Employer will withhold federal income and employment taxes and appropriate state taxes from any payment to be made hereunder.

     7.4  Benefits not assignable.

No benefits under the Plan shall in any manner or to any extent be assignable or transferable by any Participant or beneficiary under the Plan or subject to attachment, garnishment or other legal process. No attempted assignment or transfer of any benefit under the Plan shall be recognized.

     7.5  Distribution to legally incapacitated.

In the event any benefit is payable to an incompetent or to a person otherwise under legal disability, or who is by sole reason of advanced age, illness, or other physical or mental incapacity, incapable of handling the disposition of his property, the Administrator, in its sole discretion, may direct payment of the whole or any part of such benefits, directly to the care, comfort, maintenance, support, education or use of such person or to pay or distribute the whole or any part of such benefit to the spouse of such person, the parent of such person, the guardian, committee or other legal representative, wherever appointed, of such person, the person with whom such personal shall reside, any other person having the care and control of such person, such person personally, the receipt of the person to whom any such payment or distribution is so made being a complete discharge of liability for Plan obligations.

     7.6  Governing law.

The provisions of this Plan shall be construed under the laws of the State of Delaware, except to the extent such laws are preempted by federal law.

     7.7  Construction.

Wherever appropriate, the use of the masculine gender shall be extended to include the feminine or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.


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8      CLAIMS PROCEDURE.

Pursuant to procedures established by the Administrator, adequate notice in writing shall be provided to any Participant or Beneficiary ("Claimant") whose written claim for benefits under the Plan has been denied within ten (10) business days of receipt of such written claim. The Administrator's notice shall set forth the specific reason for such denial, shall be written in a manner calculated to be understood by the Claimant, and advise of the right to administrative review. If the Claimant or his or her authorized representative files a written request for review within thirty (30) days of receipt of the written notification of claim denial, the Administrator shall afford a reasonable opportunity for a full and fair review by the Administrator of the decision denying the claim. The review shall focus on the additional facts, legal interpretations or material, if any, presented by the claimant. A hearing at its place of business may be scheduled by the Administrator, but a hearing is not required under the review procedure. A final decision by the Administrator is required within ten (10) business days of the Claimant's filing of his or her written request for review, unless the Claimant consents to additional time.

A Participant who is dissatisfied with the decision may pursue such judicial remedies as he or she determines appropriate. If any court awards a final judgment in favor of the Participant, the Employer will pay all of the Claimant's attorney's fees. In addition, to the extent the Participant is successful in obtaining benefits which were denied after a Change In Control, liquidated damages will be paid to the Claimant in an amount equal to three time the awarded additional benefits.


IN WITNESS WHEREOF, Ekco adopts this Plan as of the first day of July, 1992.


                         EKCO GROUP, INC.


                         By /s/ ROBERT STEIN
                            -------------------------------------------
                            President/ Chief Executive Officer

Approved:


/s/ STUART B. ROSS
- --------------------------------
Chairman/ Compensation Committee



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